Exhibit 1.1

Orion Engineered Carbons S.A.
Société anonyme
6. route de Trèves, L-2633 Senningerberg
RCS Luxembourg B160558

STATUS COORDONNES AU 30 avril 2019

A. NAME – DURATION – PURPOSE – REGISTERED OFFICE
Article 1 Name – Legal Form
There exists a joint stock corporation (société anonyme) under the name of “Orion Engineered Carbons S.A.” (the “Company”) which shall be governed by the law of 10 August 1915 concerning commercial companies, as amended (the “Law”), as well as by the present articles of association.

Article 2 Duration
The Company is incorporated for an unlimited duration. It may be dissolved at any time and without cause by a resolution of the General Meeting of Shareholders of the Company (the “General Meeting of Shareholders”), adopted in the manner required for an amendment of these articles of association.

Article 3 Purpose
3.1 The Company’s purpose is the creation, holding, development and realisation of a portfolio, consisting of interests and rights of any kind and of any other form of investment in entities in the Grand Duchy of Luxembourg and in foreign entities, whether such entities exist or are to be created, especially by way of subscription, acquisition by purchase, sale or exchange of securities or rights of any kind whatsoever, such as equity instruments, debt instruments, patents and licenses, as well as the administration and control of such portfolio.
3.2 The Company may further provide investor relations activities for its own account and for any entity, in which it holds a direct or indirect interest or right of any kind, and enable the listing of its common shares on a stock exchange in the U.S.A. or in another jurisdiction and coordinate all measures required to comply with such listing.
3.3 The Company may in particular hold, directly or indirectly, participations in any form in companies acting as producer of carbon black, including specialty carbon black and rubber carbon black.
3.4 The Company may further grant pledges, guarantees, liens, mortgages and any other form of security over all or some of its assets in favour of Luxembourg or foreign entities for the performance of any obligations of the Company or of any entity, in which it holds a direct or indirect interest or right of any kind or in which the Company has invested in any other manner or which forms part of the same group of entities as the Company.
3.5 The Company may borrow in any form and may issue any kind of notes, bonds and debentures and generally issue any debt, equity and/or hybrid or other securities of any kind.
3.6 The Company may further lend funds or otherwise assist any entity, in which it holds a direct or indirect interest or right of any kind or in which the Company has invested in any other manner or which forms part of the same group of entities as the Company.
3.7 The Company may carry out any commercial, industrial, financial, real estate or intellectual property activities which it considers useful for the pursuing of these purposes.

Article 4 Registered office
4.1 The Company’s registered office is established in the municipality of Niederanven, Grand Duchy of Luxembourg.
4.2 The board of directors of the Company (the “Board of Directors”) may transfer the registered office of the Company within the same municipality or to any other municipality in the Grand Duchy of Luxembourg and, if necessary, subsequently, amend these articles of association to reflect such change of registered office.

Exhibit 1.1

4.3 Branches or other offices may be established either in the Grand Duchy of Luxembourg or in another country by a resolution of the Board of Directors.

B. SHARE CAPITAL – COMMON SHARES – REGISTER OF COMMON SHARES – OWNERSHIP AND TRANSFER OF COMMON SHARES

Article 5 Share capital
5.1 The issued share capital of the Company is set at sixty million nine hundred ninety-two thousand two hundred fifty-nine euro (EUR 60,992,259) represented by sixty million nine hundred ninety-two thousand two hundred fifty-nine (60,992,259) common shares with no par value.
5.2 The Company's issued share capital may be (i) increased by a resolution of the Board of Directors (or delegate thereof) in accordance with articles 6.1 and 6.2 of these articles of association or (ii) increased or reduced by a resolution of the General Meeting of Shareholders, subject to quorum and majority required for an amendment of these articles of association.
5.3 Any new common shares to be paid for in cash will be offered by preference to the existing shareholders in proportion to the number of common shares held by them in the Company’s share capital on the date and time of the opening of the subscription period as determined by the Board of Directors. The Board of Directors shall determine the period of time during which such preferential subscription rights may be exercised and which may not be less than thirty (30) days from the opening of the subscription period. The subscription period shall be announced in a notice published in the Official Gazette of the Grand Duchy of Luxembourg, Recueil électronique des sociétés et associations and a newspaper published in Luxembourg. The General Meeting of Shareholders may limit or suppress the preferential subscription rights of the existing shareholders subject to quorum and majority in the manner required for an amendment of these articles of association. The Board of Directors may limit or suppress the preferential subscription rights of existing shareholders in accordance with article 6 hereof.

Article 6 Authorized capital
6.1 The Company’s authorized share capital, excluding the issued share capital, is fixed at four million forty-three thousand three hundred twenty euro (EUR 4,043,320), consisting of four million forty-three thousand three hundred and twenty (4,043,320) common shares with no par value.
6.2 During a period of time of five (5) years from April 16, 2019, the Board of Directors be and is hereby authorized to issue common shares, to grant options to subscribe for common shares and to issue any other instruments giving access to common shares, within the limit of the authorized share capital, to such persons and on such terms as it shall see fit, and specifically to proceed to such issue by cancelling or limiting the existing shareholders’ preferential rights to subscribe for the new common shares to be issued.
6.3 The Company’s authorized share capital may be increased or reduced by a resolution of the General Meeting of Shareholders, adopted in the manner required for an amendment of these articles of association.

Article 7 Common shares
7.1 The Company’s share capital is divided into common shares with no par value. The Company’s common shares are in registered form only and may not be converted into common shares in bearer form.
7.2 The Company may have one or several shareholders.
7.3 No fractional common shares shall be issued or outstanding.
7.4 Within the limits and conditions laid down by the Law, the Company may repurchase or redeem its own common shares and hold them in treasury.
7.5 A register of common shares will be kept by the Company and will be available for inspection by any shareholder. Ownership of registered common shares will be established by inscription in the said register or, in the event separate registrars have been appointed pursuant to article 7.6, in such separate registers. Without prejudice to the conditions for transfer by book entries provided for in article 7.8 of

Exhibit 1.1

these articles of association, a transfer of registered common shares shall be carried out by means of a declaration of transfer entered in the relevant register, dated and signed by the transferor and the transferee or by their duly authorized representatives or by the Company upon notification of the transfer or acceptance of the transfer by the Company. The Company may accept and enter in the relevant register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee.
7.6 The Company may appoint registrars in different jurisdictions, each to maintain a separate register for the registered common shares entered therein. Holders of common shares may elect to be entered in one of the registers and to be transferred from time to time from one register to another register. The Board of Directors may however impose transfer restrictions for common shares that are registered, listed, quoted, dealt in or have been placed in certain jurisdictions in compliance with the requirements applicable therein. A transfer to the register maintained at the Company's registered office may always be requested. The Company shall hold up-to-date versions of all registers held in accordance with this article 7.6 at its registered office.
7.7 Subject to the provisions of article 7.8 and article 7.10, the Company may consider the person in whose name the registered common shares are registered in the register of shareholders as the full owner of such registered common shares. In the event that a holder of registered common shares does not provide an address in writing to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register of shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder in writing. A shareholder may, at any time, change his address as entered in the register of shareholders by means of written notification to the Company.
7.8 The common shares may be held by a holder (the “Holder”) through a securities settlement system or a Depositary (as this term is defined below). The Holder of common shares held in such fungible securities accounts may have the same rights and obligations as if such Holder held the common shares directly and must inform the Depositary of that decision. The Depositary will give to the Holder a proxy in order to exercise the rights and obligations. The common shares held through a securities settlement system or a Depositary shall be recorded in an account opened in the name of the Holder and may be transferred from one account to another in accordance with customary procedures for the transfer of securities in book-entry form. However, the Company will make dividend payments, if any, and any other payments in cash, common shares or other securities, if any, only to the securities settlement system or Depositary recorded in the register of shareholders or in accordance with the instructions of such securities settlement system or Depositary. Such payment will grant full discharge of the Company’s obligations in this respect.
7.9 In connection with a General Meeting of Shareholders, the Board of Directors may decide that no entry shall be made in the register of shareholders and no notice of a transfer shall be recognized by the Company and the registrar(s) during the period starting on the Record Date (as defined below) and ending on the closing of such General Meeting of Shareholders.
7.10 All communications and notices to be given to a registered shareholder shall be deemed validly made if sent to the last address communicated by the shareholder to the Company in accordance with article 7.7 or, if no address has been communicated by the shareholder, the registered office of the Company or such other address as may be so entered by the Company in the register from time to time according to article 7.7.
7.11 Unless a Holder directly exercises his rights and obligations pursuant to article 7.8 and has not given any instructions to the contrary to the Depositary, where common shares are recorded in the register of shareholders in the name of or on behalf of a securities settlement system or the operator of such system and recorded as book-entry interests in the accounts of a professional depositary or any sub-depositary (any depositary and any sub-depositary being referred to hereinafter as a “Depositary”), the Company - subject to having received from the Depositary a certificate in proper form - will permit the Depositary of such book-entry interests to exercise the rights attaching to the common shares corresponding to the book-entry interests of the relevant Holder, including receiving notices of General Meetings of Shareholders, admission to and voting at General Meetings of Shareholders, and shall consider the Depositary to be the holder of the common shares corresponding to the book-entry interests

Exhibit 1.1

for purposes of this article 7 of the present articles of association. The Board of Directors may determine the formal requirements with which such certificates must comply.

Article 8 Ownership and transfer of common shares
8.1 The Company will recognize only one Holder per common share. If a common share is owned by several persons, they must designate a single person to be considered as the sole owner of such common share in relation to the Company. The Company is entitled to suspend the exercise of all rights, except for relevant information rights, attached to a common share held by several owners until one (1) owner has been designated as Holder.
8.2 The common shares are freely transferable. All rights and obligations attached to any common share are passed to any transferee thereof.

C. GENERAL MEETING OF SHAREHOLDERS

Article 9 Powers of the General Meeting of Shareholders
9.1 The shareholders exercise their collective rights in the General Meeting of Shareholders, which constitutes one of the Company’s corporate bodies.
9.2 The General Meeting of Shareholders is vested with the powers expressly reserved to it by Law and by these articles of association.

Article 10 Convening General Meetings of Shareholders
10.1 A General Meeting of Shareholders of the Company may at any time be convened by the Board of Directors, to be held at such place and on such date as specified in the convening notice of such meeting.
10.2 A General Meeting of Shareholders must be convened by the Board of Directors, upon request in writing indicating the agenda, addressed to the Board of Directors by one or several shareholders representing at least ten percent (10%) of the Company’s issued share capital. In such case, a General Meeting of Shareholders must be convened and shall be held within a period of one (1) month from receipt of such request by the Board of Directors at the Company’s registered office by registered mail. Shareholder(s) holding at least ten per cent (10%) of the Company’s issued share capital may request the addition of one or several items to the agenda of any General Meeting of Shareholders. Such request must be received at the Company’s registered office by registered mail at least five (5) business days before the date of such meeting.
10.3 The annual General Meeting of Shareholders shall be held in within six (6) months of the end of each financial year in the Grand Duchy of Luxembourg, at the registered office of the Company or at such other place as may be specified in the convening notice of such meeting. Holders of debt securities (obligations) are not entitled to attend meetings of shareholders.
10.4 Other General Meetings of Shareholders may be held at such place and time as may be specified in the respective notice of meeting.
10.5 The convening notice for every General Meeting of Shareholders shall contain the date, time, place and agenda of the meeting and shall be made through announcements published no later than fifteen (15) days before the meeting, in the Official Gazette of the Grand Duchy of Luxembourg, Recueil électronique des sociétés et associations and in a Luxembourg newspaper; provided, however, that in case the common shares of the Company are listed on a foreign stock exchange, the notices shall, in addition, be made in accordance with the requirements of such foreign stock exchange applicable to the Company. The Company shall not be obliged to send notices by registered or ordinary mail to the holders of its common shares. Notwithstanding the foregoing, no notice shall be required if all of the common shares are represented at a General Meeting of Shareholders and all shareholders present or represented at such meeting state that they have been informed of the agenda of the meeting.
10.6 If the common shares of the Company are not listed on any foreign stock exchange, all shareholders recorded in the register of shareholders on the date of the general meeting of the

Exhibit 1.1

shareholders are entitled to be admitted to the General Meeting of Shareholders, unless otherwise provided under these articles of association.
10.7 If the common shares of the Company are listed on a foreign stock exchange, all shareholders recorded in any register of shareholders of the Company, the Holder or the Depositary, as the case may be, are entitled to be admitted to the General Meeting of Shareholders; provided, however, that the Board of Directors may determine a date and time preceding the General Meeting of Shareholders as the record date for admission to the General Meeting of Shareholders (the “Record Date”), which may not be less than five (5) days before the date of such meeting.
10.8 Any shareholder, Holder or Depositary, as the case may be, who wishes to attend the General Meeting of Shareholders must inform the Company thereof no later than three (3) business days prior to the date of such General Meeting of Shareholders, in a manner to be determined by the Board of Directors in the convening notice. In case of common shares held through the operator of a securities settlement system or with a Depositary designated by such Depositary, a holder of common shares wishing to attend a General Meeting of Shareholders should receive from such operator or Depositary a certificate certifying (i) the number of common shares recorded in the relevant account on the Record Date and (ii) that such common shares are blocked until the closing of the General Meeting of Shareholders to which it relates. The certificate should be submitted to the Company no later than three (3) business days prior to the date of such General Meeting of Shareholders. If the shareholder, Holder or Depositary, as the case may be, votes by means of a proxy, the proxy shall be deposited at the same time at the registered office of the Company or with any agent of the Company, duly authorized to receive such proxies. The Board of Directors may set a shorter period for the submission of the certificate or the proxy.

Article 11 Conduct of General Meetings of Shareholders
11.1 A board of the meeting shall be formed at any General Meeting of Shareholders, composed of a chairman, a secretary and a scrutineer, each of whom shall be appointed by the General Meeting of Shareholders and who need neither be shareholders, nor members of the Board of Directors. The board of the meeting shall especially ensure that the meeting is held in accordance with applicable rules and, in particular, in compliance with the rules in relation to convening, majority requirements, vote tallying and representation of shareholders.
11.2 An attendance list must be kept for any General Meeting of Shareholders.
11.3 Each common share entitles the holder thereof to one vote, subject to the provisions of the Law. Unless otherwise required by applicable law or by these articles of association, resolutions at a General Meeting of Shareholders duly convened are adopted by a simple majority of the votes validly cast, regardless of the proportion of the issued share capital of the Company present or represented at such meeting. Abstention and nil votes will not be taken into account.
11.4 A shareholder, Holder or Depositary, as the case may be, may act at any General Meeting of Shareholders by appointing another person, shareholder or not, as his proxy in writing by a signed document transmitted by mail or facsimile or by any other means of communication authorized by the Board of Directors. One person may represent several or even all shareholders.
11.5 The Board of Directors may at its sole discretion decide to allow General Meetings of Shareholders to be held by conference call, video-conference or by any other means of communication authorized by the Board of Directors, that allows shareholder identification and participants in the meeting to hear one another on a continuous basis and effectively participate in the meeting. Shareholders, Holders or a Depositary, as the case may be, who participate in a General Meeting of Shareholders by conference call, video-conference or by any other means of communication authorized by the Board of Directors are deemed to be present for the computation of quorum and majority, subject to such means of communication being made available at the place of the meeting.
11.6 Each shareholder, Holder or Depositary, as the case may be, may vote at a General Meeting of Shareholders through a signed voting form sent by mail or facsimile or by any other means of communication authorized by the Board of Directors and delivered to the Company’s registered office or to the address specified in the convening notice. The shareholders, Holders or a Depositary, as the case may be, may only use voting forms provided by the Company which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposals submitted to the resolution of the meeting, as well as for each proposal three boxes allowing the shareholder to vote in favor of or against the

Exhibit 1.1

proposed resolution or to abstain from voting thereon by ticking the appropriate boxes. The Company will only take into account voting forms sent by mail or facsimile or other means of communication authorized by the Board of Directors received no later than three (3) business days prior to the date of the General Meeting of Shareholders to which they relate. The Board of Directors may set a shorter period for the submission of the voting forms.
11.7 The Board of Directors may determine further conditions that must be fulfilled by the shareholders for them to take part in any General Meeting of Shareholders.

Article 12 Amendment of the articles of association
Except as otherwise provided herein or by the Law, any amendment of these articles of association requires a majority of at least two-thirds (2/3) of the votes validly cast at a General Meeting of Shareholders at which at least half (1/2) of the issued share capital is represented. In case the second condition of the previous sentence is not satisfied, a second meeting may be convened by means of notices published no later than fifteen (15) days before the meeting, in the Official Gazette of the Grand Duchy of Luxembourg, Recueil électronique des sociétés et associations and in a Luxembourg newspaper; provided, however, that in case the common shares of the Company are listed on a foreign stock exchange, the notices shall, in addition, be made in accordance with the requirements of such foreign stock exchange applicable to the Company. The second meeting shall validly deliberate regardless of the proportion of the issued share capital of the Company represented at such meeting. Resolutions, in order to be adopted, must be taken at a majority of at least two-thirds (2/3) of the votes validly cast. Abstention and nil votes at the first or the second meeting will not be taken into account for the calculation of the majority.

Article 13 Adjourning General Meetings of Shareholders
Subject to the terms and conditions of the Law, the Board of Directors may adjourn any General Meeting of Shareholders already commenced, including any General Meeting of Shareholders convened in order to resolve on an amendment of the articles of association, for a period of up to four (4) weeks. The Board of Directors must adjourn any General Meeting of Shareholders already commenced if so required by one or several shareholders representing in the aggregate at least ten per cent (10%) of the Company’s issued share capital. By such an adjournment of a General Meeting of Shareholders already commenced, any resolution already adopted in such meeting will be cancelled. For the avoidance of doubt, the Board of Directors shall not be required to adjourn a meeting again, which has been adjourned pursuant to this article 13 already.

Article 14 Minutes of General Meetings of Shareholders
14.1. The board of any General Meeting of Shareholders shall take minutes of the meeting which shall be signed by the members of the board of the meeting as well as by any shareholder who requests to do so.
14.2. Any copy and excerpt of such original minutes to be produced in judicial proceedings or to be delivered to any third party shall be signed by the chairman of the Board of Directors, if any, or by any two of its members.

D. MANAGEMENT

Article 15 Composition and powers of the Board of Directors
15.1 The Company shall be managed by a Board of Directors composed of at least three (3) and a maximum of ten (10) members. Members of the Board of Directors may but do not need to be shareholders of the Company.
15.2 The Board of Directors is vested with the broadest powers to take any actions necessary or useful to fulfil the Company’s corporate purposes, with the exception of the actions reserved by law or by these articles of association to the General Meeting of Shareholders.

Exhibit 1.1

15.3 The Board of Directors may choose from among its members a chairman of the Board of Directors. It may also choose a secretary, who needs neither be a shareholder, nor a member of the Board of Directors.

Article 16 Daily Management
16.1 In accordance with the Law, the Company’s daily management and the Company’s representation in relation to such daily management may be delegated to two or several members of the Board of Directors, or to any other person, shareholder or not, acting alone or jointly with others (the “Daily Managers”). The appointment, revocation and powers of Daily Managers shall be determined by a resolution of the Board of Directors.
16.2 The Daily Managers of the Company shall be divided into two different classes of managers, being the (i) Class A Daily Managers and (ii) the Class B Daily Managers. The “Chief Executive Officer” or “CEO” of the Company and the “Chief Financial Officer” or “CFO” of the Company shall be appointed as Class A Daily Managers.
16.3 The Company may also grant special powers by notarised proxy or private instrument to any person acting alone or jointly with others as agent of the Company.

Article 17 Election and removal of directors and term of the office
17.1 Directors shall be elected by the General Meeting of Shareholders, which shall determine their remuneration and term of the office.
17.2 The term of the office of a director may not exceed six (6) years and any director shall hold office until his or her successor is elected. Any director may also be re-elected for successive terms.
17.3 If a legal entity is elected director of the Company, such legal entity must designate an individual as permanent representative who shall execute this role in the name and for the account of the legal entity. The relevant legal entity may only remove its permanent representative if it appoints a successor at the same time. An individual may only be a permanent representative of one (1) director and may not be a director at the same time.
17.4 Any director may be removed at any time, without notice and without cause by the General Meeting of Shareholders.
17.5 If a vacancy in the office of a member of the Board of Directors because of death, legal incapacity, bankruptcy, retirement or otherwise occurs, such vacancy may be filled, on a temporary basis, by the remaining board members until the next General Meeting of Shareholders, which shall resolve on a permanent appointment, as deemed suitable.

Article 18 Convening meetings of the Board of Directors
18.1 The Board of Directors shall meet upon call by the chairman, if any, or by any two (2) of its members at the place indicated in the notice of the meeting as described in article 18.2.
18.2 Written notice of any meeting of the Board of Directors must be given to the directors at least twenty-four (24) hours in advance of the date scheduled for the meeting by mail, facsimile, electronic mail or any other means of communication, except in case of emergency, in which case the nature and the reasons of such emergency must be indicated in the notice. Such convening notice is not necessary in case each director waives such notice in writing by mail, facsimile, electronic mail or by any other means of communication or attends the meeting. A copy of such waiver serves as sufficient proof thereof. Also, a convening notice is not required for a board meeting to be held at a time and location determined in a prior resolution adopted by the Board of Directors. No convening notice shall furthermore be required in case all members of the Board of Directors are present or represented at a meeting of the Board of Directors or in the case of resolutions in writing pursuant to these articles of association.

Article 19 Conduct of meetings of the Board of Directors
19.1 The chairman of the Board of Directors, if any, shall preside at all meetings of the Board of Directors. In the absence of the chairman, the Board of Directors may appoint another director as chairman pro tempore.

Exhibit 1.1

19.2 The Board of Directors can act and deliberate validly only if at least half of its members are present or represented at a meeting of the Board of Directors.
19.3 Resolutions are adopted with the approval of a majority of the members present or represented at a meeting of the Board of Directors. In case of a tie, the chairman of the Board of Directors, if any, shall have a casting (deciding) vote. In the absence of the chairman of the Board of Directors, the director who has been appointed as chairman pro tempore of the meeting shall not have a casting (deciding) vote.
19.4 Any director may act at any meeting of the Board of Directors by appointing any other director as proxy in writing by mail, facsimile, electronic mail or by any other means of communication, a copy of the appointment being sufficient proof thereof. Any director may represent one or several other directors.
19.5 Any director who participates in a meeting of the Board of Directors by conference-call, video-conference or by any other means of communication which allow such director’s identification and which allow that all the persons taking part in the meeting hear one another on a continuous basis and may effectively participate in the meeting, is deemed to be present for the computation of quorum and majority. A meeting of the Board of Directors held through such means of communication is deemed to be held at the Company’s registered office.
19.6 The Board of Directors may unanimously pass resolutions in writing which shall have the same effect as resolutions passed at a meeting of the Board of Directors duly convened and held. Such resolutions in writing are passed when dated and signed by all directors on a single document or on multiple counterparts, a copy of a signature sent by mail, facsimile, e-mail or any other means of communication being sufficient proof thereof. The single document showing all the signatures or the entirety of signed counterparts, as the case may be, will form the instrument giving evidence of the passing of the resolutions, and the date of such resolutions shall be the date of the last signature.
19.7 The secretary or, if no secretary has been appointed, the chairman which was present at a meeting, or, if no chairman has been appointed, any two directors, shall draw up minutes of the meeting of the Board of Directors, which shall be signed by the chairman or by the secretary, as the case may be, or by any two directors.
19.8 Save as otherwise provided by law, any director who has, directly or indirectly, a financial interest conflicting with the interest of the Company in connection with in a transaction falling within the competence of the Board of Directors, must inform the Board of Directors of such conflict of interest and must have his declaration recorded in the minutes of the board meeting. The relevant director may not take part in the discussions relating to such transaction nor vote on such transaction. The Board of Directors will appoint an independent committee, which may be a standing or ad hoc committee, to review such and other related party transactions. Any such conflict of interest must be reported to the next General Meeting of Shareholders prior to taking any resolution on any other item. Where, by reason of a conflicting interests, the number of Directors required in order to validly deliberate is not met, the Board of Directors may decide to submit the decision on this specific item to the General Meeting of Shareholders. The conflict of interest rules shall not apply where the decision of the Board of Directors relates to day-to-day transactions entered into on arm’s length. The Daily Managers of the Company are subject to the provisions of this article mutatis mutandis.
19.9 The Board of Directors may adopt rules of procedure in a resolution and establish such rules in writing.
19.10 The Board of Directors may at its sole discretion decide to allow one or several persons to participate as observers at its meetings and determine the procedures and other rules as may be applicable to such participation. Board observers so admitted may participate but shall not vote at any meeting of the Board of Directors.

Article 20 Committees of the Board of Directors
The Board of Directors may establish one or more committees, including without limitation, an audit committee, a nominating and corporate governance committee and a compensation committee, and for which it shall appoint the members who may be but do not need to be members of the Board of Directors (subject always, if the common shares of the Company are listed on a foreign stock exchange, to the requirements of such foreign stock exchange applicable to the Company and/or of such regulatory authority competent in relation to such listing), determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable thereto.

Exhibit 1.1

Article 21 Dealings with third parties
21.1 The Company will be bound towards third parties in all circumstances by (i) the joint signatures of any two (2) directors or (ii) by the joint signatures or by the sole signature of any person(s) to whom such signatory power has been granted by the Board of Directors.
21.2 With respect to matters that constitute daily management of the Company, the Company will be bound towards third parties (i) by the joint signatures of two Class A Daily Managers or (ii) by the joint signature of one (1) Class A Daily Manager and one (1) Class B Daily Manager or (iii) any other person(s) to whom such power in relation to the daily management of the Company has been delegated in accordance with article 16 hereof, acting alone or jointly in accordance with the rules of such delegation, if any has(ve) been appointed.

Article 22 Indemnification
22.1 The members of the Board of Directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in article 22.2 and mandatory provisions of law, every person who is, or has been, a member of the Board of Directors or officer of the Company (or who is, or has been, a director or officer of a subsidiary of the Company, or who serves or served, at the request of the Company, any other enterprise as a director or officer) shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been such a director or officer and against amounts paid or incurred by him in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.
22.2 No indemnification shall be provided to any director or officer (i) for any liability to the Company or its shareholders by reason of willful misconduct, gross negligence or reckless disregard of the duties involved in the conduct of his office, (ii) with respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board of Directors.
22.3 The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of the Company, as the Company may decide upon from time to time.
22.4 Expenses in connection with the preparation and representation of a defense of any claim, action, suit or proceeding of the character described in this article 22 shall be advanced by the Company prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he is not entitled to indemnification under this article.
22.5 For purposes of this article 22, the term “Company” shall include any predecessor of the Company and any constituent corporation or other entity (including any constituent of a constituent) absorbed by the Company in a consolidation, merger or similar transaction; the term “subsidiary of the Company” shall mean any corporation, partnership, limited liability company, trust or other entity in which the Company owns, directly or indirectly, a majority of the economic or voting interest; the term “other enterprise” shall include any corporation, partnership, limited liability company, trust or other entity, or any joint venture or employee benefit plan, whether or not a subsidiary of the Company; with respect to any corporation, the term “officer” shall also include any person serving as a manager of the corporation under the applicable corporate law; with respect to any subsidiary of the Company or any other enterprise, the terms “director” and “officer” shall mean any director, officer, trustee, member, stockholder, partner,

Exhibit 1.1

incorporator or liquidator of such subsidiary or other enterprise, as the case may be; service “at the request of the Company” shall include service as a director or officer of the Company that imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on an indemnified person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan that such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action in the interest of the Company.
22.6 Notwithstanding anything contained in this article 22, except for proceedings to enforce rights provided in this article 22, the Company shall not be obligated under this article 22 to provide any indemnification or any payment or reimbursement of expenses to any director, officer or other person in connection with a proceeding (or part thereof) initiated by such person or by the Company or any subsidiary of the Company against such person (which in each case shall not include counterclaims or cross-claims initiated by persons other than such person and the Company or any such subsidiary), unless the Board of Directors has authorized or consented to such indemnification, payment or reimbursement in a resolution adopted by the Board of Directors.
22.7 The rights provided to any person by this article 22 shall be enforceable against the Company by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer as provided above. No amendment of this article 22 shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

E. AUDIT AND SUPERVISION

Article 23 Statutory auditor(s) - independent auditor(s)
23.1 The Company’s annual accounts and the Company’s consolidated accounts, if applicable, shall be audited by one or more approved independent auditors (réviseurs d’entreprises agréés), appointed by the General Meeting of Shareholders upon the Board of Directors’ recommendation (acting on the recommendation of the audit committee, if any). The General Meeting of Shareholders shall determine the number of auditor(s) and the term of their office.
23.2 Prior to the expiration of the relevant term of his appointment, an independent auditor may only be removed by the General Meeting of Shareholders with cause or with its approval.

F. FINANCIAL YEAR – PROFITS – INTERIM DIVIDENDS

Article 24 Financial year
The Company’s financial year shall begin on first (1st) January of each year and shall terminate on thirty-first (31st) December of the same year.

Article 25 Profits
25.1 At the end of each financial year, the accounts are closed and the Board of Directors shall draw up or shall cause to be drawn up an inventory of assets and liabilities, the balance sheet and the profit and loss accounts in accordance with the Law.
25.2 From the Company’s annual net profits five per cent (5%) at least shall be allocated to the Company’s legal reserve. This allocation shall cease to be mandatory as soon and as long as the aggregate amount of the Company’s legal reserve amounts to ten per cent (10%) of the Company’s issued share capital.
25.3 In case of a reduction of the issued share capital, the Company’s legal reserve may be reduced in proportion so that it does not exceed ten per cent (10%) of the issued share capital following the share capital reduction.
25.4 The General Meeting of Shareholders determines upon proposal of the Board of Directors and in accordance with the Law and these articles of association how the remainder of the Company’s annual net profits shall be used.

Exhibit 1.1

25.5 In the event that distributions are made, each common share shall entitle to the same fraction of any distribution.
25.6 The payment of the dividends to a Depositary operating principally a settlement system in relation to transactions on securities, dividends, interest, matured capital or other matured monies of securities or of other financial instruments being handled through the system of such depositary discharges the Company. Said Depositary shall distribute these funds to his depositors according to the amount of securities or other financial instruments recorded in their name.
25.7 Dividends which have not been claimed within five (5) years after the date on which they became due and payable revert back to the Company.

Article 26 Interim dividends – Share premium
26.1 The Board of Directors may proceed to the payment of interim dividends in accordance with the provisions of the Law.
26.2 Any share premium, assimilated premiums or other distributable reserves may be freely distributed to the shareholders (including by interim dividend) by a resolution of the shareholders or of the directors, subject to the provisions of the Law and these articles of association.

G. LIQUIDATION

Article 27 Liquidation
27.1 In the event of the Company’s dissolution, the liquidation of the Company shall be carried out by one or several liquidators, individuals or legal entities, appointed by the General Meeting of Shareholders resolving on the Company’s dissolution which shall determine the liquidator’s/liquidators’ powers and remuneration. Unless otherwise provided, the liquidator or liquidators shall have the most extensive powers for the realization of the assets and payment of the liabilities of the Company.
27.2 The surplus resulting from the realization of the assets and the payment of all liabilities shall be distributed among the shareholders in proportion to the number of shares of the Company held by them.

H. GOVERNING LAW
Article 28 Governing law
All matters not governed by these articles of association shall be determined in accordance with the Law.

Folgt die deutsche Übersetzung des vorstehenden Textes:

I. NAME – DAUER – ZWECK – SITZ
Artikel 1 Name – Rechtsform
Es besteht eine Aktiengesellschaft (société anonyme) mit dem Namen “Orion Engineered Carbons S.A.” (die “Gesellschaft”) welche den Bestimmungen des Gesetzes vom 10. August 1915 über Handelsgesellschaften in seiner aktuellen Fassung (das “Gesetz von 1915”), und der vorliegenden Satzung unterliegt.

Artikel 2 Dauer
Die Gesellschaft wird für unbegrenzte Dauer gegründet. Sie kann jederzeit und ohne Begründung durch einen Beschluss der Hauptversammlung der Aktionäre (die “Hauptversammlung der Aktionäre”) aufgelöst werden, welcher in und mit der für eine Satzungsänderung erforderlichen Form und Mehrheit gefasst wird.

Exhibit 1.1

Artikel 3 Zweck
3.1 Gesellschaftszweck ist die Erschaffung, das Halten, die Entwicklung und Realisation und die Verwaltung und Kontrolle eines Portfolios bestehend aus Beteiligungen und Rechten jeglicher Art an, und jede andere Form von Investitionen in, bestehende oder zu gründende Rechtsgebilde im Großherzogtum Luxemburg und im Ausland, vor allem durch Zeichnung, käuflichen Erwerb, Verkauf oder Tausch von Wertpapieren oder Rechten jeglicher Art wie beispielsweise eigenkapitalähnliche Instrumente, Schuldinstrumente, Patente und Lizenzen.
3.2 Die Gesellschaft kann des Weiteren sowohl für sich selbst als auch für Rechtsgebilde, an denen sie eine mittelbare oder unmittelbare Beteiligung oder Rechte jeglicher Art hält, Investor-Relations-Arbeit ausüben, die Notierung ihrer Aktien an einer U.S.-amerikanischen Wertpapierbörse oder einer Wertpapierbörse in einer anderen Rechtsordnung ermöglichen, und alle Maßnahmen treffen, die im Zusammenhang mit einer solchen Börsennotierung erforderlich sind.
3.3 Die Gesellschaft kann insbesondere, mittelbar oder unmittelbar, Beteiligungen an Gesellschaften halten, die carbon black, insbesondere specialty carbon black und rubber carbon black, produzieren.
3.4 Die Gesellschaft kann zugunsten luxemburgischer und/oder ausländischer Rechtsgebilde Pfandrechte, Garantien, Belastungen, Hypotheken und jede andere Art von Sicherheiten über die Gesamtheit oder einen Teil ihrer Aktiva bestellen, und zwar sowohl als Sicherheit für die Erfüllung eigener Verbindlichkeiten, als auch als Sicherheit für die Erfüllung von Verbindlichkeiten jedes Rechtsgebildes, an welchem sie eine direkte oder indirekte Beteiligung oder Rechte jeglicher Art hält, oder in welches sie auf andere Weise investiert hat, oder welches derselben Unternehmensgruppe angehört wie die Gesellschaft.
3.5 Die Gesellschaft kann in jeglicher Form Finanzmittel leihen und kann jegliche Art von Schuldscheinen, Obligationen und Schuldverschreibungen ausgeben und generell jede Art von Schuld-, Eigenkapital-, und/oder hybriden Finanzinstrumenten oder sonstigen Wertpapieren ausgeben.
3.6 Die Gesellschaft kann Rechtsgebilden, an welchen sie eine direkte oder indirekte Beteiligung oder Rechte jeglicher Art hält oder in welche sie auf andere Weise investiert hat oder welche derselben Unternehmensgruppe angehören wie die Gesellschaft, Kredite gewähren oder diese auf jede andere Weise unterstützen.
3.7 Die Gesellschaft kann alle Tätigkeiten kommerzieller, industrieller und finanzieller Natur, sowie solche, welche geistiges Eigentum oder Grundeigentum betreffen, ausüben, die ihr zur Erreichung dieser Zwecke förderlich erscheinen.

Artikel 4 Sitz
4.1 Der Sitz der Gesellschaft befindet sich in der Gemeinde Niederanven, im Großherzogtum Luxemburg.
4.2 Der Verwaltungsrat der Gesellschaft (der “Verwaltungsrat”) kann den Gesellschaftssitz innerhalb derselben Gemeinde oder in jede andere Gemeinde im Großherzogtum Luxemburg verlegen und, falls erforderlich, die vorliegende Satzung ändern, um einer solchen Sitzverlegung Rechnung zu tragen.
4.3 Zweigniederlassungen oder andere Geschäftsstellen können durch Beschluss des Verwaltungsrates im Großherzogtum Luxemburg oder im Ausland errichtet werden.
J. GESELLSCHAFTSKAPITAL– AKTIEN– AKTIENREGISTER– EIGENTUM UND TRANSFER VON AKTIEN

Artikel 5 Gesellschaftskapital
5.1 Das Gesellschaftskapital beträgt sechzig Millionen siebenhundertneunundzwanzigtausendzweihundertneunundachtzig Euro (EUR 60.729.289) bestehend aus sechzig Millionen siebenhundertneunundzwanzigigtausendzweihundertneunundachtzig (60.729.289) Aktien ohne Nominalwert.
5.2 Das Gesellschaftskapital kann (i) gemäß Artikel 6.1 und 6.2 durch einen Beschluss des Verwaltungsrates (oder durch eine durch den Verwaltungsrat dazu ermächtigte Person) erhöht werden,

Exhibit 1.1

oder (ii) durch einen Beschluss der Hauptversammlung erhöht oder herabgesetzt werden, welcher gemäß der für eine Satzungsänderung erforderlichen Form- und Mehrheitserfordernisse gefasst wird.
5.3 Alle neuen Aktien, die durch Bareinlagen einzuzahlen sind, werden bevorzugt den bestehenden Aktionären angeboten. Im Falle einer Mehrheit von Aktionären werden diese Aktien den Aktionären im Verhältnis zur Anzahl der von ihnen zum Zeitpunkt des Beginns des Zeichnungszeitraums am Gesellschaftskapital jeweils gehaltenen Aktien angeboten. Der Verwaltungsrat bestimmt den Zeitraum in dem dieses Vorzugsrecht ausgeübt werden kann und welcher nicht weniger als dreißig (30) Tage vom Datum des Beginns des Zeichnungszeitraums betragen darf. Der Zeichnungszeitraum wird im Recueil électronique des sociétés et associations, dem Amtsblatt des Großherzogtums Luxemburg, und in einer (1) Luxemburger Tageszeitung bekannt gemacht. Die Hauptversammlung der Aktionäre kann das Vorzugsrecht der bestehenden Aktionäre durch einen Beschluss, welcher gemäß der für eine Satzungsänderung erforderlichen Form- und Mehrheitserfordernisse gefasst wird, begrenzen oder aufheben. Der Verwaltungsrat kann das Vorzugsrecht der bestehenden Aktionäre in Übereinstimmung mit den Vorschriften des Artikels 6 der Satzung begrenzen oder aufheben.

Artikel 6 Genehmigtes Kapital
6.1 Das genehmigte Kapital der Gesellschaft beträgt, ausschließlich des ausgegebenen Gesellschaftskapitals, vier Millionen dreihundertsechstausendzweihundertneunzig Euro (EUR 4.306.290), aufgeteilt in vier Millionen dreihundertsechstausendzweihundertneunzig (4.306.290) Aktien ohne Nominalwert.
6.2 Der Verwaltungsrat ist, während eines Zeitraums von fünf (5) Jahren ab dem 16. April 2019, zur Ausgabe von Aktien aus dem genehmigten Kapital zu erneuern, bzw. das genehmigte Kapital zu erhöhen oder herabzusetzen, ermächtigt, in den Grenzen des genehmigten Kapitals Aktien, Aktienbezugsoptionen und jedes andere Wertpapier, das Zugang zu Aktien gewährt, auszugeben. Dabei ist der Verwaltungsrat ermächtigt, die Ausgabe an solche Personen und unter solchen Bedingungen vorzunehmen, wie er es für sinnvoll hält, und insbesondere dazu, das Vorzugsrechts der bestehenden Aktionäre zur Zeichnung der neu auszugebenden Aktien zu begrenzen oder aufzuheben.
6.3 Das genehmigte Kapital der Gesellschaft kann durch einen Beschluss der Hauptversammlung der Aktionäre, welcher in und mit der für eine Satzungsänderung erforderlichen Form und Mehrheit gefasst wird, erhöht oder herabgesetzt werden.

Artikel 7 Aktien
7.1 Das Gesellschaftskapital der Gesellschaft ist in Aktien ohne Nominalwert aufgeteilt. Die Aktien der Gesellschaft sind Namensaktien und können nicht in Inhaberaktien umgewandelt werden.
7.2 Die Gesellschaft kann einen oder mehrere Aktionäre haben.
7.3 Bruchteilsaktien sollen weder ausgegeben werden noch im Umlauf sein.
7.4 Soweit gesetzlich vorgesehen und unter den gesetzlichen Bedingungen kann die Gesellschaft ihre eigenen Aktien zurückkaufen oder zurücknehmen und diese als eigene Aktien halten.
7.5 Am Sitz der Gesellschaft wird ein Aktienregister geführt, welches von den Aktionären eingesehen werden kann. Der Erwerb des Eigentums an Namensaktien erfolgt durch die Eintragung des Aktionärs in das Aktienregister oder, im Falle dass in Übereinstimmung mit Artikel 7.6 mehrere Registerführer ernannt wurden, durch die Eintragung in die von diesen geführten separaten Register. Unbeschadet der Voraussetzungen für Übertragungen von Aktien im Wege der Umbuchung gem. Artikel 7.8. dieser Satzung erfolgt die Übertragung von Namensaktien durch eine entsprechende in dem/den Register(n) einzutragende Übertragungserklärung, welche durch den übertragenden Aktionär und durch den Übertragungsempfänger oder durch deren ordnungsgemäß bevollmächtigte Vertreter oder – nach entsprechender Benachrichtigung der oder Akzeptanz der Übertragung durch die Gesellschaft – durch die Gesellschaft zu unterzeichnen und zu datieren ist. Die Gesellschaft kann die Eintragung auf der Grundlage von Korrespondenzen oder anderen Dokumenten, in denen die Einigung zwischen dem Übertragenden und dem Übertragungsempfänger festgehalten ist, akzeptieren und im Register eintragen.
7.6 Die Gesellschaft kann in verschiedenen Rechtsordnungen verschiedene Registerführer ernennen, welche separate Register der Namensaktien führen sollen. Aktieninhaber können nach Wahl in ein oder ein anderes Register eingetragen und die Registrierung ihrer Inhaberschaft kann auf ihr

Exhibit 1.1

Ersuchen gelegentlich von einem in ein anderes Register übertragen werden. Der Verwaltungsrat kann jedoch für Aktien, die in bestimmten Rechtsordnungen registriert, börsennotiert, gehandelt oder platziert sind, Übertragungsbeschränkungen im Einklang mit den in den betreffenden Rechtsordnungen gesetzlichen Erfordernissen festsetzen. Eine Übertragung auf das am Gesellschaftssitz geführte Register kann stets verlangt werden. Die Gesellschaft soll stets im Besitz aktueller Versionen aller gemäß diesem Artikel 7.6 der Satzung geführten Register sein.
7.7 Vorbehaltlich der Bestimmungen der Artikel 7.8 und 7.10 kann die Gesellschaft diejenigen Personen, in deren Namen Namensaktien im Aktienregister eingetragen sind, als alleinige Eigentümer dieser Aktien ansehen. Sollte ein Inhaber von Namensaktien der Gesellschaft gegenüber nicht schriftlich eine Adresse mitgeteilt haben, an die an ihn gerichtete Mitteilungen oder Bekanntmachungen der Gesellschaft versandt werden sollen, so kann die Gesellschaft die Eintragung einer entsprechende Notiz ins Aktienregister erlauben und der betreffende Inhaber soll sodann so behandelt werden, als wäre seine Adresse der Sitz der Gesellschaft oder eine andere von der Gesellschaft gelegentlich gewählte und ins Aktienregister eingetragene Adresse, bis der betreffende Inhaber der Gesellschaft schriftlich eine andere Adresse mitteilt. Ein Aktionär kann seine im Register eingetragene Adresse jederzeit durch schriftliche Mitteilung an die Gesellschaft ändern.
7.8 Aktien können von einem Inhaber (der „Inhaber”) über ein Wertpapierabrechnungssystem oder eine Verwahrstelle (wie unten definiert) gehalten werden. Inhaber von Aktien, die über solche Konten für fungible Wertpapiere gehalten werden, können auf Wunsch dieselben Rechte und Pflichten wahrnehmen, wie Aktieninhaber, die ihre Aktien direkt halten; sie müssen die Verwahrstelle über diese Entscheidung informieren. Im vorgenannten Fall soll die Verwahrstelle dem Inhaber eine Vollmacht zur Ausübung der den Aktien anhaftenden Rechten und Pflichten erteilen. Die über ein Wertpapierabrechnungssystem oder eine Verwahrstelle gehaltene Aktien müssen in einem im Namen des Inhabers eröffneten Konto verbucht werden und können im Wege der üblichen Verfahren für die Übertragung von in Form von Kontoeinträgen gehaltenen Aktien von einem Konto auf ein anderes übertragen werden. Etwaige Dividendenzahlungen und jegliche anderen Zahlungen, welche in Bar, in Form von Aktien oder in Form von anderen Wertpapieren auf in dieser Form gehaltene Aktien gezahlt werden, dürfen jedoch ausschließlich an das im Aktienregister eingetragene Wertpapierabrechnungssystem oder den darin eingetragenen Verwahrstelle, oder entsprechend den Anweisungen dieses Wertpapierabrechnungssystems oder der Verwahrstelle erfolgen. Die entsprechenden Zahlungen wirken für die Gesellschaft schuldbefreiend.
7.9 Der Verwaltungsrat kann im Zusammenhang mit einer Hauptversammlung der Aktionäre entscheiden, dass in dem Zeitraum zwischen dem Nachweisstichtag (wie unten definiert) und der Schließung der betreffenden Hauptversammlung keine Eintragungen im Aktienregister vorgenommen und keine Übertragungsmitteilungen von der Gesellschaft und dem/den Registerführer(n) anerkannt werden sollen.
7.10 Alle Informationen und Mitteilungen, die einem im Register eingetragenen Aktionär zu übermitteln sind, gelten als ordnungsgemäß bekannt gemacht, wenn sie an die letzte von dem betreffenden Aktionär gem. Art. 7.7 der Satzung angegebene Adresse, oder, falls keine Adresse mitgeteilt wurde, an den Sitz der Gesellschaft oder die sonstige von der Gesellschaft gelegentlich gemäß Artikel 7.7 ins Aktienregister eingetragene Adresse versandt wurden.
7.11 Außer in Fällen, in denen ein Inhaber in Übereinstimmung mit Artikel 7.8 die ihm aus seiner Inhaberschaft erwachsenden Rechte und Pflichten direkt ausübt und der Verwahrstelle keine gegenteiligen Anweisungen erteilt hat, gestattet die Gesellschaft bei Aktien, die im Register im Namen oder für Rechnung eines Wertpapierabrechnungssystems oder des Betreibers eines solchen Systems eingetragen und im Konto eines professionellen Verwahrstelle oder Sub-Verwahrstelle (Verwahrstellee und Sub-Verwahrstelle werden hiernach allgemein als “Verwahrstelle” bezeichnet) für einen bestimmten Inhaber verbucht sind, dem betreffenden Verwahrstelle – nach Vorlage durch den Verwahrstelle eines formell ordnungsgemäß ausgestellten Zertifikats - die den in den Konten der Verwahrstelle im Namen eines bestimmten Inhabers verbuchten Aktien anhaftenden Rechte auszuüben, einschließlich der Rechte, Einberufungsschreiben zu Hauptversammlungen zu erhalten, an solchen Hauptversammlungen teilzunehmen und die den betreffenden Aktien anhaftenden Stimmrechte auszuüben. In dem vorgenannten Fall soll die Gesellschaft für die Zwecke dieses Artikels 7 die betreffende Verwahrstelle als Inhaber der in den Konten der Verwahrstelle im Namen eines bestimmten Inhabers verbuchten Aktien ansehen. Der Verwaltungsrat legt die für das vorgenannte Zertifikat geltenden formellen Anforderungen fest.

Exhibit 1.1

Artikel 8 Eigentum und Aktientransfer
8.1 Die Gesellschaft erkennt lediglich einen Inhaber pro Aktie an. Wenn eine Aktie mehreren Personen gehört, müssen sie eine einzelne Person bezeichnen, welche im Verhältnis zur Gesellschaft als Alleineigentümer der Aktie angesehen werden soll. Die Gesellschaft ist berechtigt, die Ausübung aller mit einer im Eigentum mehrerer Personen stehenden Aktie verbundenen Rechte auszusetzen, bis ein einziger (1) Eigentümer bezeichnet worden ist, mit Ausnahme von den jeweiligen Informationsrechten.
8.2 Die Aktien sind frei übertragbar. Im Falle der Übertragung von Aktien gehen alle den betreffenden Aktien anhaftenden Rechte und Pflichten auf den Übertragungsempfänger über.

K. HAUPTVERSAMMLUNG DER AKTIONÄRE

Artikel 9 Befugnisse der Hauptversammlung der Aktionäre
9.1 Die Aktionäre üben ihre kollektiven Rechte in der Hauptversammlung der Aktionäre aus, welche eines der Organe der Gesellschaft bildet.
9.2 Die Hauptversammlung der Aktionäre hat die ihr durch Gesetz oder durch diese Satzung ausdrücklich verliehenen Befugnisse.

Artikel 10 Einberufung der Hauptversammlung der Aktionäre
10.1 Die Hauptversammlung der Aktionäre kann jederzeit durch den Verwaltungsrat einberufen werden, wobei die Versammlung an dem in der Ladung angegebenen Ort und Datum abgehalten wird.
10.2 Auf schriftlichen, die Tagesordnung enthaltenden und an den Verwaltungsrat gerichteten Antrag eines oder mehrerer Aktionäre, die zusammen mindestens zehn Prozent (10%) des ausgegebenen Aktienkapitals repräsentieren, muss die Hauptversammlung der Aktionäre vom Verwaltungsrat einberufen werden, um innerhalb eines Zeitraums von einem (1) Monat ab Eingang des Antrags per Einschreiben am Sitz der Gesellschaft abgehalten zu werden. Einer oder mehrere Aktionäre, die insgesamt mindestens zehn Prozent (10%) des ausgegebenen Aktienkapitals der Gesellschaft repräsentieren, können beantragen, dass ein Punkt oder mehrere Punkte der Tagesordnung jeder beliebigen Hauptversammlung der Aktionäre zugefügt wird/werden. Dieser Antrag muss mindestens fünf (5) Tage vor dem für die Versammlung anberaumten Datum per Einschreiben an den eingetragenen Sitz der Gesellschaft gesendet werden.
10.3 Die Jahreshauptversammlung der Aktionäre muss innerhalb von sechs (6) Monaten nach dem Ende jedes Geschäftsjahres im Großherzogtum Luxemburg am eingetragenen Sitz der Gesellschaft oder an jedem anderen in der Ladung genannten Ort abgehalten werden. Inhaber von Schuldverschreibungen (obligations) sind nicht berechtigt, in dieser Eigenschaft an Gesellschafterversammlungen teilzunehmen.
10.4 Sonstige Hauptversammlungen der Aktionäre finden an dem in der Ladung zur Hauptversammlung festgelegten Ort und zu der darin angegebenen Zeit statt.
10.5 Die Einladung zu jeder Hauptversammlung der Aktionäre muss Datum, Zeit, Ort und Tagesordnung der Hauptversammlung enthalten und muss spätestens fünfzehn (15) Tage vor der Hauptversammlung durch Veröffentlichung im luxemburgischen Amtsblatt Recueil électronique des sociétés et associations sowie in einer (1) luxemburgischen Tageszeitung bekannt gemacht werden; sofern die Aktien an einer ausländischen Börse notiert sind, soll die Bekanntmachung der Ladung zusätzlichen den Bekanntmachungserfordernissen der ausländischen Börse genügen. Die Gesellschaft ist nicht verpflichtet, Aktieninhabern Ladungen per Einschreiben oder durch einfachen Brief zu übermitteln. Sind alle Aktionäre bei einer Hauptversammlung anwesend oder vertreten und erklären diese, dass Ihnen die Tagesordnung der betreffenden Hauptversammlung bekannt war, so ist keine Bekanntmachung der Ladung erforderlich.
10.6 Wenn die Aktien der Gesellschaft nicht an einer ausländischen Börse notiert sind, so sind alle am Tag der Hauptversammlung im Aktienregister eingetragene Aktionäre zu der Hauptversammlung zuzulassen, soweit in dieser Satzung nicht anders bestimmt.
10.7 Wenn die Aktien der Gesellschaft an einer ausländischen Börse notiert sind, sind alle in ein Aktienregister der Gesellschaft eingetragene Aktionäre, Inhaber oder Verwahrstelle zur

Exhibit 1.1

Hauptversammlung der Aktionäre zuzulassen, mit der Einschränkung, dass der Verwaltungsrat ein Datum und eine Uhrzeit vor der Hauptversammlung als Stichtag für die Zulassung zur Hauptversammlung festlegen kann (der “Nachweisstichtag”), wobei der Nachweisstichtag mindestens fünf (5) Tage vor dem Datum der Hauptversammlung der Aktionäre liegen soll.
10.8 Jeder Aktionär, Inhaber oder Verwahrstelle, der an einer Hauptversammlung der Aktionäre teilnehmen möchte, muss die Gesellschaft spätestens drei (3) Werktage vor dem Datum der Hauptversammlung der Aktionäre in der vom Verwaltungsrat in der Ladung mitgeteilten Form über seine Teilnahme an der Hauptversammlung informieren. Sofern Aktien durch den Betreiber eines Wertpapierabrechnungssystems oder eine durch diesen ernannte Verwahrstelle gehalten werden, so soll der Inhaber solcher Aktien, der an einer Hauptversammlung teilnehmen möchte, von der Verwahrstelle ein Zertifikat erhalten, welches bestätigt, (i) wie viele Aktien der Inhaber am Nachweisstichtag hält, und (ii) dass diese Aktien bis zur Schließung der betreffenden Hauptversammlung blockiert sind. Dieses Zertifikat soll der Gesellschaft spätestens drei (3) Werktage vor der Hauptversammlung der Aktionäre vorgelegt werden. Wenn der Aktionär, Inhaber oder Verwahrstelle durch einen Bevollmächtigten an der Hauptversammlung teilnimmt, so soll die betreffende Vollmacht zur selben Zeit am Gesellschaftssitz oder bei einem ordnungsgemäß bestellten Empfangsvertreter der Gesellschaft hinterlegt werden. Der Verwaltungsrat kann eine kürzere Frist für die Hinterlegung der Bescheinigung oder der Vollmacht festlegen.

Artikel 11 Durchführung der Hauptversammlung der Aktionäre
11.1 In jeder Hauptversammlung der Aktionäre soll ein Rat der Versammlung gebildet werden bestehend aus einem Präsidenten, einem Sekretär und einem Stimmzähler, von denen jeder einzelne durch die Hauptversammlung der Aktionäre ernannt wird und welche weder Aktionäre noch Mitglieder des Verwaltungsrats sein dürfen. Der Rat der Versammlung soll insbesondere sicherstellen, dass die Versammlung gemäß den anwendbaren Regeln und speziell im Einklang mit den Regeln über Ladung, Mehrheitserfordernisse, Stimmauszählung und Vertretung von Aktionären abgehalten wird.
11.2 In jeder Hauptversammlung muss eine Anwesenheitsliste geführt werden.
11.3 Jede Aktie gewährt, unbeschadet gesetzlicher Vorschriften, eine (1) Stimme. Sofern sich nicht aus dem Gesetz von 1915 oder aus dieser Satzung etwas anderes ergibt, werden Beschlüsse in einer ordnungsgemäß einberufenen Hauptversammlung der Aktionäre mit einfacher Mehrheit der gültig abgegebenen Stimmen gefasst unabhängig von dem vertretenen Anteil am Kapital. Enthaltungen und nichtige Stimmen werden nicht berücksichtigt.
11.4 Ein Aktionär, Inhaber oder Verwahrstelle kann an jeder beliebigen Hauptversammlung der Aktionäre teilnehmen, indem er eine andere Person, Aktionär oder nicht, durch ein unterzeichnetes Dokument, das auf dem Postweg oder per Faxschreiben oder durch jedwedes andere durch den Verwaltungsrat autorisierte Kommunikationsmittel, übermittelt wird, schriftlich bevollmächtigt. Eine Person kann mehrere oder sogar alle Aktionäre vertreten.
11.5 Der Verwaltungsrat kann nach seinem Ermessen entscheiden, die Abhaltung von Hauptversammlungen der Aktionäre über Telefon-Konferenz, Video-Konferenz oder sonstige von dem Verwaltungsrat zugelassene Kommunikationsmittel, welche die Identifizierung der in dieser Form teilnehmenden Aktionäre und das gegenseitige Anhören und die effektive Teilnahme aller teilnehmenden Aktionäre während der gesamten Dauer der Sitzung ermöglichen, zulassen. Aktionäre, Inhaber oder Verwahrstelle, die an einer Hauptversammlung der Aktionäre durch Telefon-Konferenz, Video-Konferenz oder sonstige durch den Verwaltungsrat genehmigte Kommunikationsmittel teilnehmen, werden für die Berechnung des Anwesenheitsquorums und der erforderlichen Mehrheit als anwesend angesehen, vorausgesetzt, diese Kommunikationsmittel werden am Ort der Versammlung zur Verfügung gestellt.
11.6 Jeder Aktionär, Inhaber oder Verwahrstelle kann seine Stimme in einer Hauptversammlung der Aktionäre durch ein unterzeichnetes Stimmformular, welches per Post oder Faxschreiben oder durch jedes andere durch den Verwaltungsrat autorisierte Kommunikationsmittel an den eingetragenen Sitz der Gesellschaft oder an die in der Ladung genannte Adresse gesendet wird, abgeben. Die Aktionäre, Inhaber oder Verwahrstelle, je nach Lage des Falles, können nur solche Stimmformulare verwenden, die von der Gesellschaft zur Verfügung gestellt werden und zumindest den Ort, das Datum und die Uhrzeit der Versammlung, die Tagesordnung, die Beschlussvorschläge an die Versammlung, sowie für jeden Vorschlag drei Kästchen enthalten, die es dem Aktionär ermöglichen, seine Stimme zugunsten oder

Exhibit 1.1

gegen den vorgeschlagenen Beschluss abzugeben oder sich zu enthalten, indem er das entsprechende Kästchen ankreuzt. Die Gesellschaft wird nur solche Stimmformulare berücksichtigen, die ihr spätestens drei (3) Werktage vor der Hauptversammlung der Aktionäre, auf die sie sich beziehen, per Post oder Faxschreiben oder durch jedes andere durch den Verwaltungsrat autorisierte Kommunikationsmittel zugegangen sind. Der Verwaltungsrat kann eine kürzere Zeit für die Einreichung der Stimmzettel vorsehen.
11.7 Der Verwaltungsrat kann alle anderen Bedingungen bestimmen, die von den Aktionären erfüllt werden müssen, damit sie an Hauptversammlungen der Aktionäre teilnehmen können.

Artikel 12 Änderung der Satzung
Soweit in dieser Satzung oder dem Gesetz von 1915 nicht anders geregelt, kann diese Satzung durch einen Beschluss der Hauptversammlung der Aktionäre abgeändert werden, welcher mit einer Zweidrittelmehrheit (2/3) der gültig abgegebenen Stimmen in einer Versammlung gefasst wird, in der mindestens die Hälfte (1/2) des ausgegebenen Aktienkapitals der Gesellschaft anwesend oder vertreten ist. Falls die zweite der vorgenannten Bedingungen nicht erfüllt ist, kann eine zweite Hauptversammlung der Aktionäre durch Veröffentlichung der Ladung im luxemburgischen Amtsblatt Recueil électronique des sociétés et associations sowie in einer luxemburgischen Tageszeitung, spätestens fünfzehn (15) Tage vor der Hauptversammlung, einberufen werden; sofern die Aktien an einer ausländischen Börse notiert sind, soll die Bekanntmachung der Ladung zusätzlichen den Bekanntmachungserfordernissen der ausländischen Börse genügen. Die zweite Hauptversammlung ist unabhängig von der Größe des vom Gesellschaftskapital vertretenen Anteils beschlussfähig. Beschlüsse werden mit einer Mehrheit von mindestens zwei Dritteln (2/3) gefasst. Enthaltungen und nichtige Stimmen werden bei der Berechnung nicht berücksichtigt.

Artikel 13 Vertagung von Hauptversammlungen der Aktionäre
Unter den gesetzlichen Voraussetzungen kann der Verwaltungsrat jede bereits begonnene Hauptversammlung der Aktionäre einschließlich jeder zu einer Satzungsänderung einberufenen Hauptversammlung der Aktionäre um bis zu vier (4) Wochen vertagen. Der Verwaltungsrat muss eine bereits begonnene Hauptversammlung der Aktionäre vertagen, wenn dies von einem oder von mehreren Aktionären beantragt wird, welche insgesamt mindestens zehn Prozent (10%) des ausgegebenen Aktienkapitals der Gesellschaft repräsentieren. Durch eine solche Vertagung einer bereits begonnenen Hauptversammlung der Aktionäre wird jeder in dieser Versammlung bereits getroffene Beschluss wieder aufgehoben. Zur Klarstellung sei angemerkt, dass der Verwaltungsrat nicht verpflichtet ist, eine Hauptversammlung, die bereits Gegenstand einer Vertagung gem. Art. 13 war, noch einmal zu vertagen.

Artikel 14 Protokoll von Hauptversammlungen der Aktionäre
14.1 Der Rat der Versammlung nimmt ein Protokoll jeder Versammlung auf, welches vom Rat der Versammlung sowie von jedem Aktionär, der darum ersucht, unterzeichnet wird.
14.2 Kopien und Auszüge dieser Protokolle, die in Gerichtsverfahren verwendet oder Dritten zugänglich gemacht werden sollen, müssen vom Verwaltungsratsvorsitzenden, falls bestellt, oder von zwei beliebigen Verwaltungsratsmitgliedern unterzeichnet werden.

L. GESCHÄFTSFÜHRUNG

Artikel 15 Zusammensetzung und Befugnisse des Verwaltungsrates
15.1 Die Gesellschaft wird durch einen Verwaltungsrat geleitet, der sich aus mindestens drei (3) und höchstens zehn (10) Mitgliedern zusammensetzt. Mitglieder des Verwaltungsrates können, müssen aber keine Aktionäre der Gesellschaft sein.
15.2 Der Verwaltungsrat verfügt über die weitestgehenden Befugnisse im Namen der Gesellschaft zu handeln und alle Handlungen vorzunehmen, die zur Erfüllung des Gesellschaftszwecks notwendig oder nützlich sind, mit Ausnahme der durch das Gesetz oder durch diese Satzung der Hauptversammlung der Aktionäre vorbehaltenen Befugnisse.

Exhibit 1.1

15.3 Der Verwaltungsrat kann unter seinen Mitgliedern einen Vorsitzenden wählen. Er kann darüber hinaus einen Schriftführer wählen, der weder Aktionär, noch Mitglied des Verwaltungsrats sein darf.

Artikel 16 Tägliche Geschäftsführung
16.1 In Übereinstimmung mit dem Gesetz von 1915 können die Tagesgeschäftsführung der Gesellschaft und die Vertretung der Gesellschaft in Bezug auf diese Tagesgeschäftsführung einem oder mehreren Verwaltungsratsmitgliedern oder anderen Personen, ob sie Aktionäre sind oder nicht, allein oder gemeinschaftlich übertragen werden (die „Tagesgeschäftsführer“). Ihre Ernennung, Abberufung und ihre Befugnisse werden durch Verwaltungsratsbeschluss festgesetzt.
16.2 Die Tagesgeschäftsführer der Gesellschaft sollen in zwei verschiedene Kategorien von Geschäftsführern unterteilt werden, die (i) Kategorie A Tagesgeschäftsführer, und die (ii) Kategorie B Tagesgeschäftsführer. Der “Chief Executive Officer” oder “CEO” der Gesellschaft und der “Chief Financial Officer” oder “CFO” der Gesellschaft sollen als Class A Tagesgeschäftsführer ernannt werden.
16.3 Die Gesellschaft kann darüber hinaus durch spezielle Bevollmächtigung mittels notarieller oder privatschriftlicher Vollmacht Personen bevollmächtigen, diese alleine oder gemeinsam mit weiteren Personen zu vertreten.

Artikel 17 Wahl, Abberufung und Amtszeit von Verwaltungsratsmitgliedern
17.1 Verwaltungsratsmitglieder werden durch die Hauptversammlung der Aktionäre ernannt, welche ihre Bezüge und Amtszeit festlegt.
17.2 Die Amtszeit eines Verwaltungsratsmitglieds darf sechs (6) Jahre nicht überschreiten und jedes Verwaltungsratsmitglied soll im Amt bleiben, bis sein Nachfolger ernannt ist. Jedes Verwaltungsratsmitglied kann mehrmals wiederernannt werden.
17.3 Wird eine juristische Person als Verwaltungsratsmitglied ernannt, so muss diese eine natürliche Person als ihren ständigen Vertreter benennen, die ihr Mandat in ihrem Namen und für ihre Rechnung ausübt. Die betreffende juristische Person kann nur dann ihren ständigen Vertreter abberufen, wenn sie gleichzeitig einen Nachfolger ernennt. Eine natürliche Person kann nur ständiger Vertreter eines (1) Verwaltungsratsmitglieds und nicht gleichzeitig persönlich Verwaltungsratsmitglied sein.
17.4 Jedes Verwaltungsratsmitglied kann jederzeit und ohne Grund und ohne entsprechende Mitteilung in einer Hauptversammlung der Aktionäre abgegebenen Stimmen abberufen werden.
17.5 Wenn das Amt eines Verwaltungsratsmitglieds wegen Todes, Geschäftsunfähigkeit, Konkurs, Ausscheidens oder aus einem anderem Grund unbesetzt ist, kann die unbesetzte Stelle durch die übrigen Verwaltungsratsmitglieder vorübergehend besetzt werden, und zwar bis zur nächsten Hauptversammlung der Aktionäre, in welcher die Aktionäre, wenn dies für geeignet erachtet wird, über eine dauerhafte Besetzung bestimmen.

Artikel 18 Einladung zu Verwaltungsratssitzungen
18.1 Der Verwaltungsrat versammelt sich auf Einberufung durch seinen Vorsitzenden, falls bestellt, oder durch zwei (2) seiner Mitglieder an dem in der Ladung zur Sitzung angegebenen Ort wie in Artikel 18.2 beschrieben.
18.2 Die Verwaltungsratsmitglieder müssen mindestens vierundzwanzig (24) Stunden vor dem für die Sitzung anberaumten Datum zu jeder Verwaltungsratssitzung per Post, Faxschreiben, E-Mail oder durch jedes andere Kommunikationsmittel schriftlich geladen werden, außer im Notfall, in welchem die Art und die Gründe des Notfalls in der Ladung zu bezeichnen sind. Eine Ladung ist nicht notwendig im Falle des schriftlichen und unterzeichneten Einverständnisses jedes Verwaltungsratsmitglieds per Post, Faxschreiben, E-Mail oder durch jedes andere Kommunikationsmittel, wobei eine Kopie dieses unterzeichneten schriftlichen Einverständnisses hinreichender Beweis dafür ist, oder falls jedes Verwaltungsratsmitglied an der Verwaltungsratssitzung teilnimmt. Auch ist eine Ladung zu Verwaltungsratssitzungen nicht erforderlich, wenn Zeit und Ort dieser Sitzung in einem vorausgegangenen Beschluss des Verwaltungsrats bestimmt wurden. Eine Ladung soll ferner dann nicht erforderlich sein, wenn alle Verwaltungsratsmitglieder anwesend oder vertreten sind, oder im Falle von in Übereinstimmung mit dieser Satzung gefassten schriftlichen Umlaufbeschlüssen.

Exhibit 1.1

Artikel 19 Durchführung von Verwaltungsratssitzungen
19.1 Verwaltungsratssitzungen werden durch den Vorsitzenden des Verwaltungsrats, falls bestellt, geleitet. In seiner Abwesenheit kann der Verwaltungsrat ein anderes Verwaltungsratsmitglied als vorübergehenden Vorsitzenden ernennen.
19.2 Der Verwaltungsrat kann nur dann wirksam handeln und abstimmen, wenn zumindest die Hälfte seiner Mitglieder in der Sitzung anwesend oder vertreten ist.
19.3 Beschlüsse werden mit der Mehrheit der abgegebenen Stimmen der an der Verwaltungsratssitzung teilnehmenden oder vertretenen Verwaltungsratsmitglieder gefasst. Der Vorsitzende des Verwaltungsrats, falls bestellt, hat im Falle von Stimmengleichheit die entscheidende Stimme. Nimmt der Präsident des Verwaltungsrats nicht an der Sitzung teil, so soll der vorübergehende Präsident keine entscheidende Stimme haben.
19.4 Jedes Mitglied des Verwaltungsrats kann an einer Verwaltungsratssitzung teilnehmen, indem es ein anderes Mitglied des Verwaltungsrats schriftlich, per Fax, E-Mail oder durch ein anderes vergleichbares Kommunikationsmittel bevollmächtigt, wobei eine Kopie der Bevollmächtigung als hinreichender Nachweis dient. Ein Mitglied des Verwaltungsrates kann ein oder mehrere andere Mitglieder vertreten.
19.5 Ein Verwaltungsratsmitglied, das an einer Sitzung durch Telefonkonferenz, Videokonferenz oder durch ein anderes Kommunikationsmittel teilnimmt, welches es ermöglicht, dass dieses Mitglied identifiziert werden kann und dass sich alle Personen, die an der Sitzung teilnehmen, gegenseitig durchgehend hören und effektiv an der Sitzung teilnehmen können, gilt für die Berechnung von Quorum und Mehrheit als anwesend. Eine durch solche Kommunikationsmittel abgehaltene Sitzung gilt als am eingetragenen Sitz der Gesellschaft abgehalten.
19.6 Der Verwaltungsrat kann einstimmig schriftliche Beschlüsse fassen, welche dieselbe Wirkung haben wie die in einer ordnungsgemäß geladenen und abgehaltenen Sitzung gefassten Beschlüsse. Solche schriftlichen Beschlüsse sind gefasst, wenn sie durch alle Verwaltungsratsmitglieder auf einem einzigen Dokument oder auf verschiedenen Duplikaten datiert und unterzeichnet worden sind, wobei eine Kopie der Unterschrift, die per Post, per Faxschreiben, per E-Mail oder durch jedes andere Kommunikationsmittel gesendet wurde, hinreichender Beweis dafür ist. Das Dokument, das alle Unterschriften enthält, oder die Gesamtheit aller Duplikate, je nach Lage des Falles, stellt das Schriftstück dar, welches das Fassen der Beschlüsse beweist, und das Datum der letzten Unterschrift gilt als das Datum solcher Beschlüsse.
19.7 Der Schriftführer oder, wenn kein Schriftführer ernannt wurde, der bei der Versammlung anwesende Vorsitzende oder, wenn kein Vorsitzender ernannt wurde, zwei beliebige Mitglieder des Verwaltungsrates, erstellen ein Protokoll der Sitzung, welches von dem Vorsitzenden oder dem Schriftführer oder von zwei Mitgliedern des Verwaltungsrates zu unterzeichnen ist.
19.8 Unbeschadet etwaiger gesetzlicher Vorschriften muss jedes Verwaltungsratsmitglied, das im Zusammenhang mit einem in die Zuständigkeit des Verwaltungsrates fallenden Geschäft ein direktes oder indirektes finanzielles Interesse hat, welches mit dem Interesse der Gesellschaft in Konflikt steht, den Verwaltungsrat über diesen Interessenkonflikt informieren und die entsprechende Erklärung ist in das Protokoll der betreffenden Sitzung aufzunehmen. Das betroffene Verwaltungsratsmitglied kann weder an der Beratung in Bezug auf ein solches Geschäft teilnehmen noch über ein solches Geschäft abstimmen.
Der Verwaltungsrat wird ein unabhängiges Komitee in der Form eines ständigen Ausschusses oder als „ad-hoc“-Komitee ernennen, welches derartige und sonstige Transaktionen mit verbundenen Parteien untersuchen soll. Die nächste Hauptversammlung der Aktionäre ist vor jedweder Beschlussfassung zu sonstigen Tagesordnungspunkten über einen solchen Interessenskonflikt zu informieren.
Wenn aufgrund eines Interessenkonfliktes die Beschlussfähigkeit des Verwaltungsrates nicht gegeben ist, kann der Verwaltungsrat entscheiden den fraglichen Tagesordnungspunkt der Hauptversammlung der Aktionäre zur Entscheidung vorzulegen. Die Regeln zu Interessenkonflikten finden keine Anwendung, wenn die Entscheidung des Verwaltungsrates im Rahmen der täglichen Geschäfte der Gesellschaft, die unter normalen Bedingungen durchgeführt werden, getroffen wird. Auf Tagesgeschäftsführer finden die Regelungen dieses Artikels entsprechende Anwendung.
19.9 Der Verwaltungsrat kann durch Beschluss eine eigene Geschäftsordnung verabschieden und diese schriftlich festhalten.

Exhibit 1.1

19.10 Der Verwaltungsrat kann, nach alleinigem Ermessen, eine oder mehrere Personen als Beobachter in einer Sitzung zulassen und für eine solche Teilnahme geltenden Regeln bestimmen. Solche Beobachter können zwar an den Sitzungen, nicht aber an der Abstimmung teilnehmen.

Artikel 20 Ausschüsse des Verwaltungsrats
Der Verwaltungsrat kann ein oder mehrere Ausschüsse einrichten, insbesondere, aber ohne Beschränkung auf, einen Prüfungsausschuss, einen Nominierungs- und Corporate Governance Ausschuss, und einen Vergütungsausschuss. Die Mitglieder dieser Ausschüsse werden durch den Verwaltungsrat ernannt; sie können, müssen aber keine Mitglieder des Verwaltungsrates sein. (Wenn die Aktien der Gesellschaft an einer ausländischen Börse notiert werden, so sind zusätzlich stets die Anforderungen dieser ausländischen Börse und/oder jeder in Verbindung mit der ausländischen Börsennotierung anderen kompetenten Aufsichtsbehörde, zu beachten). Der Verwaltungsrat setzt Zweck, Aufgaben und Kompetenzbereich, sowie die Geschäftsordnungen und sonstige auf diese Ausschüsse anwendbaren Regeln fest.

Artikel 21 Geschäfte mit Dritten
21.1 Die Gesellschaft wird gegenüber Dritten unter allen Umständen durch (i) die gemeinsame Unterschrift von zwei (2) beliebigen Verwaltungsratsmitgliedern, oder durch (ii) die gemeinsame oder Einzelunterschrift jedweder Person(en), der/denen eine solche Befugnis durch den Verwaltungsrat übertragen worden ist, wirksam verpflichtet.
21.2 Im Bereich der täglichen Geschäftsführung wird die Gesellschaft gegenüber Dritten durch (i) die gemeinsame Unterschrift von zwei (2) Kategorie A Tagesgeschäftsführern, oder (ii) die gemeinsame Unterschrift eines (1) Kategorie A Tagesgeschäftsführers und eines (1) Kategorie B Tagesgeschäftsführers, oder durch (iii) die Einzelunterschrift der Person(en) verpflichtet, die gem. Artikel 16 dieser Satzung einzeln oder gemeinschaftlich dazu ermächtigt wurden.

Artikel 22 Entschädigung
22.1 Die Mitglieder des Verwaltungsrats haften nicht persönlich für die Schulden oder sonstigen Verpflichtungen der Gesellschaft. Als Mandatsträger der Gesellschaft sind sie für die Erfüllung ihrer Mandatspflichten verantwortlich. Vorbehaltlich der in Artikel 22.2 genannten Ausnahmen und Beschränkungen und der zwingenden gesetzlichen Vorschriften soll jede Person, die Mitglied des Verwaltungsrats oder sonstiger Mandatsträger der Gesellschaft ist oder war (oder die Mitglied des Geschäftsführungsorgans einer Tochtergesellschaft der Gesellschaft ist oder war, oder die auf Ersuchen der Gesellschaft für ein anderes Unternehmen tätig ist oder war) im weitesten gesetzlich zulässigen Maße durch die Gesellschaft von jeglicher Haftung oder von Kosten freigestellt werden, die vernünftigerweise im Zusammenhang mit Ansprüchen, Rechtsmitteln, Klagen oder sonstigen Verfahren, in die die betreffende Person als Partei oder in sonstiger Weise aufgrund ihres bestehenden oder ehemaligen Mandatsverhältnisses mit der Gesellschaft involviert ist oder war, oder im Zusammenhang mit der Begleichung oder Beseitigung derselben, eingetreten ist/sind. Die Begriffe „Anspruch“, „Rechtsmittel“, „Klage“ oder sonstigen „Verfahren“ erfassen sämtliche bestehenden oder drohende Ansprüche, Rechtsmittel, Klagen oder sonstige Verfahren (ob zivilrechtlicher, strafrechtlicher oder sonstiger Natur), und die Worte „Haftung“ und „Kosten“ sollen ohne Einschränkung Anwaltskosten, Unkosten, Urteile, zu Begleichungs- oder Vergleichszwecken gezahlte Beträge und sonstige Verbindlichkeiten umfassen.
22.2 Ein Verwaltungsratsmitglied soll nicht entschädigt werden, wenn (i) es sich um eine Haftung des Verwaltungsratsmitglieds gegenüber der Gesellschaft oder den Aktionären aus vorsätzlicher, grob fahrlässiger oder rücksichtsloser Verletzung der Mandatspflichten handelt, (ii) wenn es sich um eine Angelegenheit handelt, bezüglich welcher das betreffende Verwaltungsratsmitglied wegen bösgläubigem und nicht im Interesse der Gesellschaft liegenden Handeln rechtskräftig verurteilt wurde, oder (iii) es sich um Zahlungen aus einem Vergleich handelt, welcher noch nicht durch ein zuständiges Gericht oder durch den Verwaltungsrat bestätigt wurde.
22.3 Das Recht auf Entschädigung ist individuell, es berührt in keiner Weise sonstige gegenwärtige oder zukünftige Rechte eines Verwaltungsratsmitglieds und besteht einmal entstanden fort, auch wenn die betreffende Person in der Folge nicht länger Verwaltungsratsmitglied ist, und zwar zu Gunsten des

Exhibit 1.1

(ehemaligen) Verwaltungsratsmitglied, als auch zu Gunsten seiner Erben, Testamentsvollstrecker und Verwalter. Keine der hierin enthaltenen Bestimmungen soll etwaige vertragliche oder sonstige gesetzlich vorgesehene Entschädigungsrechte von Angestellten, Verwaltungsratsmitgliedern oder Mandatsträgern beschränken oder berühren. Die Gesellschaft ist befugt vertragliche Entschädigungen zu gewähren, und kann, nach eigenem Ermessen, Versicherungen für Angestellte, Verwaltungsratsmitglieder oder Mandatsträger, abschließen.
22.4 Ausgaben in Verbindung mit der Vorbereitung und Vertretung der Verteidigung von Ansprüchen, Rechtsmitteln, Klagen oder sonstigen Verfahren im Sinne dieses Artikels 22 sollen, vor der endgültigen Entscheidung über ihre Erstattungsfähigkeit, von der Gesellschaft geleistet werden, sofern sich der betreffende Mandatsträger oder das Verwaltungsratsmitglied gegenüber der Gesellschaft verpflichtet, diese an die Gesellschaft zurück zu erstatten sollte sich im Nachhinein herausstellen, dass dem betreffenden Mandatsträger oder dem Verwaltungsratsmitglied unter dieser Vorschrift kein Entschädigungsanspruch zusteht.
22.5 Für die Zwecke dieses Artikels 22 soll der Begriff „Gesellschaft“ sämtliche Vorgänger der Gesellschaft und jede Gesellschaft oder jedes Rechtsgebilde, welche(s) einen Bestandteil der Gesellschaft (oder einen Bestandteil eines solchen Bestandteils) bildet und durch die Gesellschaft im Wege der Konsolidierung, der Fusion oder einer ähnlichen Transaktion absorbiert wurde, umfassen; der Begriff „Tochtergesellschaft der Gesellschaft“ bezeichnet jede Gesellschaft, Kommanditgesellschaft, Gesellschaft mit beschränkter Haftung, Trust oder jedes sonstiges Rechtsgebilde, an welchem die Gesellschaft direkt oder indirekt die Mehrheit der wirtschaftlichen Beteiligung oder der Stimmrechte hält; der Begriff „sonstiges Unternehmen“ beinhaltet Gesellschaften, Kommanditgesellschaften, Gesellschaften mit beschränkter Haftung, Trusts oder sonstige Rechtsgebilde, gleichgültig ob es sich dabei um Tochtergesellschaften der Gesellschaft handelt oder nicht, sowie Joint Ventures oder Arbeitnehmerbeteiligungspläne; in Bezug auf Gesellschaften soll der Begriff „Mandatsträger“ auch solche Personen umfassen, die unter dem anwendbaren Gesellschaftsrecht als Geschäftsführer der betreffenden Gesellschaft handeln; in Bezug auf eine Tochtergesellschaft der Gesellschaft oder ein sonstiges Unternehmen sollen die Begriffe „Verwaltungsratsmitglied“ oder „Mandatsträger“ je nach Lage des Falls Verwaltungsratsmitglied, Mandatsträger, Treuhänder, Mitglieder, Anteilsinhaber, Partner, Gründer oder Abwickler einer solchen Tochtergesellschaft oder eines solchen Unternehmens erfassen; Verbrauchsteuern, die einer entschädigten Person im Zusammenhang mit einem Arbeitnehmerbeteiligungsplan auferlegt werden, gelten als erstattungsfähige Kosten; Handlungen, welche eine Person im Zusammenhang mit einem Arbeitnehmerbeteiligungsplan vornimmt und dabei vernünftigerweise davon ausgeht, diese Handlungen seien im Interesse der Teilnehmer und Begünstigten eines solchen Plans, gelten als im Interesse der Gesellschaft vorgenommen.
22.6 Ungeachtet der Vorschriften dieses Artikels 22 und ausgenommen solche Verfahren, die der Durchsetzung der in diesem Artikel 22 vorgesehen Rechte dienen sollen, ist die Gesellschaft im Rahmen dieses Artikels 22 nicht verpflichtet, Zahlungen oder Erstattungen an ein Verwaltungsratsmitglied, einen Mandatsträger oder eine andere Person im Zusammenhang mit Verfahren (oder Teilen von Verfahren) zu leisten, welche von dieser Person oder von der Gesellschaft oder einer Tochtergesellschaft der Gesellschaft gegen diese Person eingeleitet wurden, es sei denn der Verwaltungsrat hat diesen Entschädigungen, Zahlungen oder Erstattungen per Beschluss zugestimmt. Die Vorschriften dieses Artikels 22.6. finden keine Anwendung auf Gegenansprüche dritter Personen (also andere als die betreffende Person, die Gesellschaft oder die Tochtergesellschaft) oder von Nebenklägern geltend gemachte oder Ansprüche.
22.7 Die einer Person aus diesem Artikel 22 erwachsenden Rechte sind gegen die Gesellschaft durchsetzbar und es wird vermutet, dass die sich darauf berufende Person in der Ausübung ihres Mandats als Verwaltungsratsmitglied oder sonstiger Mandatsträger auf die Gültigkeit dieses Artikels vertraut hat. Änderungen dieses Artikels 22 lassen vor einer solchen Änderung aus seinen Vorschriften erwachsene Rechte und Ansprüche unberührt.

Exhibit 1.1

M. AUFSICHT UND PRÜFUNG DER GESELLSCHAFT

Artikel 23 Rechnungsprüfer - Wirtschaftsprüfer
23.1 Die Jahresabschlüsse der Gesellschaft sowie die konsolidierten Jahresabschlüsse werden, soweit erforderlich, von einem oder mehreren staatlich anerkannten Wirtschaftsprüfer (réviseurs d’entreprises agréés) geprüft, welche durch die Hauptversammlung der Aktionäre auf Empfehlung des Verwaltungsrats (agierend auf Empfehlung des Prüfungskommitees, falls vorhanden) ernannt wird/werden. Die Hauptversammlung der Aktionäre legt die Anzahl der Wirtschaftsprüfer sowie die Dauer ihrer Amtszeit fest.
23.2 Vor dem Ablauf seiner Amtszeit kann die Hauptversammlung den Wirtschaftsprüfer nur aus wichtigem Grund oder mit seinem Einverständnis abberufen.

N. GESCHÄFTSJAHR – GEWINNE – ABSCHLAGSDIVIDENDEN

Artikel 24 Geschäftsjahr
Das Geschäftsjahr der Gesellschaft beginnt am ersten (1.) Januar eines jeden Jahres und endet am einunddreißigsten (31.) Dezember desselben Jahres.

Artikel 25 Gewinne
25.1 Am Ende jeden Geschäftsjahres werden die Bücher geschlossen und der Verwaltungsrat erstellt im Einklang mit den gesetzlichen Anforderungen ein Inventar der Aktiva und Passiva, eine Bilanz und eine Gewinn- und Verlustrechnung.
25.2 Vom jährlichen Nettogewinn der Gesellschaft werden mindestens fünf Prozent (5%) der gesetzlichen Rücklage der Gesellschaft zugeführt. Diese Zuführung ist nicht mehr verpflichtend, sobald und solange die Gesamtsumme dieser Rücklage der Gesellschaft zehn Prozent (10%) des Gesellschaftskapitals beträgt.
25.3 Im Falle einer Herabsetzung des Gesellschaftskapitals kann die gesetzliche Rücklage entsprechend herabgesetzt werden, so dass diese zehn Prozent (10%) des Gesellschaftskapitals nicht übersteigt.
25.4 Auf Vorschlag des Verwaltungsrates bestimmt die Hauptversammlung der Aktionäre im Einklang mit dem Gesetz von 1915 und den Bestimmungen dieser Satzung, wie der verbleibende Bilanzgewinn der Gesellschaft verwendet werden soll.
25.5 Im Falle von Ausschüttung, ist jede Aktie gleichermaßen anteilig an dem Gesamtausschüttungsbetrag zu beteiligen.
25.6 Die Zahlung einer Dividende an eine Verwahrstelle, welcher hauptsächlich ein Abrechnungssystem für durch ein solches Abrechnungssystem abzuwickelnde Transaktionen im Zusammenhang mit Wertpapieren, Dividenden, Beteiligungen, fälligem Kapital oder anderen fälligen Zahlungen auf Wertpapiere oder andere Finanzinstrumente betreibt, wirken für die Gesellschaft schuldbefreiend. Die Verwahrstelle soll die erhaltenen Gelder an die entsprechenden Anleger im Verhältnis zu den in ihrem Namen verbuchten Wertpapieren oder sonstigen Finanzinstrumenten ausschütten.
25.7 Dividenden, die nach Ablauf einer Frist von fünf (5) Jahren ab Ihrer Fälligkeit nicht beansprucht wurden, fallen an die Gesellschaft zurück.
Artikel 26 Zwischendividenden – Agio
26.1 Der Verwaltungsrat kann im Einklang mit den Bestimmungen des Gesetzes von 1915 Zwischendividenden auszahlen.
26.2 Das Agio, andere Kapitalreserven und andere ausschüttbare Rücklagen können, im Einklang mit den Bestimmungen des Gesetzes von 1915 und den Regelungen dieser Satzung, auf der Grundlage eines Beschlusses der Hauptversammlung oder des Verwaltungsrats frei an die Aktionäre ausgeschüttet werden.

Exhibit 1.1

O. LIQUIDATION

Artikel 27 Liquidation
27.1 Im Falle der Auflösung der Gesellschaft wird die Liquidation durch einen oder mehrere Liquidatoren ausgeführt, natürliche oder rechtliche Personen, welche von der Hauptversammlung der Aktionäre ernannt werden, die über die Auflösung der Gesellschaft beschließt und die Befugnisse und Vergütung der Liquidatoren bestimmt. Soweit nichts anderes bestimmt wird, haben die Liquidatoren die weitestgehenden Befugnisse für die Verwertung der Vermögenswerte und die Tilgung der Verbindlichkeiten der Gesellschaft.
27.2 Der sich nach Verwertung der Vermögenswerte und Tilgung der Verbindlichkeiten ergebende Überschuss wird an die Aktionäre proportional zur Anzahl der von ihnen an der Gesellschaft gehaltenen Aktien verteilt.

ANWENDBARES RECHT

Artikel 28 Anwendbares Recht
Für alle in dieser Satzung nicht geregelten Angelegenheiten gelten die Regelungen des Gesetzes von 1915.